Exhibit 5.1

K&L Gates LLP 1 Park Plaza Twelfth Floor Irvine, CA 92614 T +1 949 253 0900 F +1 949 253 0902 klgates.com

Ener-Core, Inc. 9400 Toledo Way Irvine, California 92618

November 16, 2015

Ladies and Gentlemen:

We have acted as transaction counsel to Ener-Core, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1, as amended (File No. 333-205916) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of (i) 2,250,000 units (the “Firm Units”) of the Company, each such Unit representing one authorized but unissued share of common stock of the Company, par value $0.0001 per share (“Common Stock”), and a warrant to purchase 0.25 of a share of Common Stock (the “Warrant Shares”), (ii) (a) up to an additional 337,500 units (the “Option Units”, and together with the Firm Units, the “Units”), (b) up to an additional 337,500 shares of Common Stock (the “Option Shares”) and (c) additional warrants to purchase up to an aggregate of 84,375 shares of Common Stock (the “Option Warrants” and such underlying shares of Common Stock, the “Option Warrant Shares”) (such securities not to exceed, in the aggregate, 15% of each of the shares of Common Stock and Warrants underlying the Firm Units, whether issued as part of the Option Units or separately) that the underwriters will have a right to purchase from the Company to cover over-allotments, if any, (iii) all shares of Common Stock issued as part of the Units (together with the Option Shares, the “Shares”), (iv) all Warrants issued as part of the Units (together with the Option Warrants, the “Warrants”), and (v) all shares of Common Stock underlying the Warrants (altogether, the “Securities”). This opinion is being furnished to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering this opinion, we have examined: (i) the Registration Statement, (ii) the Certificate of Incorporation of the Company, (iii) the Bylaws of the Company, (iv) certain resolutions of the Board of Directors of the Company and such other records of corporate actions of the Company relating to the Registration Statement and the authorization for issuance and sale of the Securities, and matters in connection therewith, (v) the following documents, each in the form filed (or to be filed by amendment) with the Commission as exhibits to the Registration Statement: (a) the Purchase Agreement (as proposed to be entered into by and between the Company and the underwriters (the “Purchase Agreement”)), (b) the form of Unit Certificate, and (c) the Warrant Agreement proposed to be entered by and between the Company and VStock Transfer, LLC, as warrant agent (the “Warrant Agreement”), and (vi) the Company’s stock ledger. We have also made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion; we have also relied on a certificate of an officer of the Company.

In rendering our opinion, we have made the assumptions that are customary in opinion letters of this kind, including the assumptions of the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. We have also assumed the following: (i) the Purchase Agreement as executed constitutes a legal, valid, and binding obligation of each of the parties thereto (other than the Company) in accordance with its terms under New York law, (ii) the Warrant Agreement as executed constitutes a legal, valid, and binding obligation of each of the parties thereto (other than the Company) in accordance with its terms under Delaware law, (iii) the Company will have sufficient authorized and unissued shares of Common Stock at the time of each issuance of a share of Common Stock offered and sold pursuant to the Purchase Agreement (whether upon exercise of a Warrant or otherwise) for such issuance, (iv) the Company’s Board of Directors will adopt a resolution, providing that all shares of Common Stock shall be uncertificated in accordance with Section 158 of the Delaware General Corporation Law (the “DGCL”), prior to their issuance, (v) the issuance of each share of Common Stock offered and sold pursuant to the Purchase Agreement (whether upon exercise of a Warrant or otherwise) will be duly noted in the Company’s stock ledger upon its issuance, (vi) the Company will receive consideration for each share of Common Stock offered and sold pursuant to the Purchase Agreement (whether upon exercise of a Warrant or otherwise) at least equal to the par value of such share of Common Stock and in the amount required by the Purchase Agreement, (vi) the resolutions of the Board of Directors of the Company relating to the Purchase Agreement, the Registration Statement and the authorization for issuance and sale of the Securities, and matters in connection therewith, have not been revoked, rescinded or amended as of the date hereof and are in full force and effect, (vii) the Prospectus has not been withdrawn, amended or revoked in any manner adverse to our opinion prior to payment for the Securities, and (viii) (a) the submission by the parties to the exclusive jurisdiction of the courts of State of New York or the United States District Court for the Southern District of New York contained in Section 8.3 of the Warrant Agreement has been freely agreed to by the parties, (b) such provision would not be determined to be unreasonable at the time of any legal action or proceeding, and (c) such provision would not place any of the parties to the Warrant Agreement at a substantial and unjust disadvantage or otherwise deny such party of its day in court. We have not verified any of those assumptions.

Page 2 November 16, 2015

The opinions expressed in numbered paragraphs 2 and 3 below, are limited to the laws of the State of Delaware or the DGCL, in the case of the opinions expressed in numbered paragraph 2 below, and the opinion expressed in numbered paragraph 1 below is limited to the laws of the State of New York.

Based upon and subject to the foregoing, it is our opinion that:

1.	The Units have been duly authorized by the Company and when issued, delivered and paid for in accordance with the terms of the Purchase Agreement, will represent the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms (subject to the effect of bankruptcy, insolvency, fraudulent conveyance, reorganization, receivership, moratorium, and other laws affecting the rights and remedies of creditors or secured parties generally and to the exercise of judicial discretion in accordance with the general principles of equity, whether applied by a court of law or equity).
2.	The Shares, the Warrant Shares, the Option Shares and the Option Warrant Shares have been duly authorized by the Company and, when issued and delivered in accordance with the terms of the Purchase Agreement and the Warrant Agreement, as applicable, will be validly issued, fully paid and nonassessable.
3.	The Warrants and the Option Warrants have been duly authorized by the Company, and when issued, delivered and paid for in accordance with the terms of the Purchase Agreement and the Warrant Agreement, will represent the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms (subject to the effect of bankruptcy, insolvency, fraudulent conveyance, reorganization, receivership, moratorium, and other laws affecting the rights and remedies of creditors or secured parties generally and to the exercise of judicial discretion in accordance with the general principles of equity, whether applied by a court of law or equity).

Our opinions in paragraphs 1 and 3 above are subject to the following additional qualifications:

A. We express no opinion with respect to (i) waivers of the benefits of statutory, regulatory or constitutional rights, unless and to the extent that the statute, regulation or constitution, as applicable, explicitly allows such waiver, and (ii) waivers of other benefits to the extent that they cannot be waived under applicable law.

B. We express no opinion as to any provision of any agreement that purports to bind a person or entity that is not a party to the agreement or purporting to preclude modification of the agreement other than in writing.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the Prospectus under the caption “Legal Matters.” In giving our consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly,

/s/ K&L Gates LLP
K&L Gates LLP